                                                                  EXHIBIT 5

               [FOREMOST CORPORATION OF AMERICA LETTERHEAD]

February 25, 1998


Foremost Corporation of America
P.O. Box 2450
Grand Rapids, Michigan 49501

           Re:  REGISTRATION STATEMENT OF FORM S-8
                90,957 SHARES OF COMMON STOCK

Gentlemen:

As Senior Vice President, Secretary and General Counsel of Foremost Corporation of America, a Delaware corporation (the "Company"), I have acted as counsel to the Company in connection with the Company's Registration Statement of Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of 90,957 shares (the "Shares") of Common Stock, par value $1 per share, of the Company in connection with the Foremost Corporation of America Restricted Stock Plan (the "Plan").

In such capacity I have examined the Company's Certificate of Incorporation and By-Laws and such other corporate records of the Company, documents and certificates of public officials and others as I have deemed necessary as a basis for the opinion hereinafter expressed.

Based upon the foregoing and having regard for such legal considerations as I deem relevant, I am of the opinion that the Shares have been duly authorized and are validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption "Legal Opinions" therein.

Very truly yours,

/s/ Paul D. Yared

Paul D. Yared
Senior Vice President, Secretary
and General Counsel